EXHIBIT D-3



                             April 4, 1997



Hon. Arthur Levitt
Chairman
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Chairman Levitt:

    The Union Light, Heat &Power Company ("ULH&P"), a subsidiary of
Cinergy Corp. ("Cinergy"), a registered public utility holding company, has advised this Commission that Cinergy is considering applying to your Commission to increase its authority to acquire or otherwise invest in foreign utility companies ("FUCOs") and exempt whole sale generators ("EWGs"). Cinergy has requested that the Kentucky Public Service Commission certify to you that such increased investment authority in FUCOs and EWGs will not impair the ability of this Commission to regulate ULH&P or protect its retail customers in Kentucky.

    As the State commission having jurisdiction over the retail electric and gas rates of Cinergy's public utility subsidiary, ULH&P, please be advised that based on:

    1. this Commission's statutory authority to supervise and regulate electric and gas utilities and all matters relating to the performance of their public duties and their charges therefor, and to correct any abuses of such utilities,

    2. the commitments of and conditions accepted by Cinergy and ULH&P in connection with this Commission's 1994 order authorizing Cinergy's acquisition of ULH&P, and

    3. the representations set forth in Cinergy's application to your Commission, including, but not limited to, the representations in
         Item 3.B2.d. that the assets of ULH&P will not be encumbered and utility customers will be held harmless for any investment losses or inadequate returns arising from exempt projects,

this Commission is of the view that Cinergy's proposal will not impair the ability of this Commission to regulate ULH&P or protect its retail customers in Kentucky.

    The foregoing opinion of this Commission on Cinergy's proposal is expressly conditioned on and is subject to being revised or withdrawn by this Commission, if it deems that action to be appropriate. Cinergy has represented that it will timely inform this Commission when Cinergy actually acquires ownership in FUCOs or EWGs pursuant to its proposal.

                                  Sincerely,



                                  /s/ Linda K. Breathitt
                                  Chairman


cc: Edward Holmes, Vice Chairman
    B. J. Helton, Commissioner